EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS SECOND QUARTER OPERATING RESULTS

DURANGO, Colorado (October 15, 2021) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today reported its operating results for the three and six months ended August 31, 2021. The Company franchises and operates gourmet chocolate and confection stores and self-serve frozen yogurt cafés, and manufactures an extensive line of premium chocolates and other confectionery products.

COVID-19

During the year ended February 28, 2021, we experienced significant business disruptions resulting from efforts to contain the rapid spread of the novel coronavirus (“COVID-19”), including the vast mandated self-quarantines of customers and closures of non-essential business throughout the United States and internationally. During the year ended February 28, 2021 nearly all of the Company-owned and franchise stores were directly and negatively impacted by public health measures taken in response to COVID-19, with nearly all locations experiencing reduced operations as a result of, among other things, modified business hours and store and mall closures. As a result, franchisees and licensees did not order products for their stores in line with historical amounts. As of August 31, 2021, many stores have met or exceeded pre-COVID-19 sales levels; however, many retail environments have continued to be adversely impacted by changes to consumer behavior as a result of COVID-19. Most stores re-opened subject to various local health restrictions and often with reduced operations. It is unclear when or if store operations will return to pre-COVID-19 levels.

CONTESTED SOLICITATION OF PROXIES

During the three months ended August 31, 2021, the Company incurred substantial costs associated with a stockholder’s contested solicitation of proxies in connection with our 2021 annual meeting of stockholders. During the three months ended August 31, 2021, the Company incurred approximately $907,000 of costs associated with the contested solicitation of proxies, compared with no comparable costs incurred in the three months ended August 31, 2020. These costs are recognized as general and administrative expense in the Consolidated Statement of Operations. The Company is likely to continue to realize material increased costs associated with the contested solicitation of proxies for the near future. The total expected costs are not readily determinable.

SECOND QUARTER DETAILS

●	Total revenue increased 48.8 percent to $7.9 million during the three months ended August 31, 2021 compared to $5.3 million during the three months ended August 31, 2020.

●	Operating income increased from $119,000 in the three months ended August 31, 2020 to operating income of $258,000 during the three months ended August 31, 2021.

●

Net income increased from $76,000, or $0.01 per basic and diluted share in the three months ended August 31, 2020 to net income of $197,000, or $0.03 per basic and diluted share in the three months ended August 31, 2021.

●	Adjusted EBITDA (a non-GAAP measure defined later in this release) increased from $573,000 in the three months ended August 31, 2020 to $1.6 million in the three months ended August 31, 2021.

●

Factory sales increased 47.5 percent during the three months ended August 31, 2021 compared to the three months ended August 31, 2020, primarily due to a 75.3 percent increase in sales of product to the Company’s network of franchised and licensed retail stores partially offset by an 40.5 percent decrease in shipments of product to customers outside the network of franchised retail stores.

●

Royalty and marketing fees increased 53.6 percent in the three months ended August 31, 2021, primarily due to the majority of our franchise locations having resumed normal operations during the three months ended August 31, 2021, due to the relaxing of restrictions related to the COVID-19 pandemic and the associated public health measures in place during the three months ended August 31, 2020 as well as the rollout of vaccines.

●

Same store sales at domestic franchise locations increased 14.2 percent during the three months ended August 31, 2021 when compared to the three months ended August 31, 2019 (the most recent comparable period prior to the business disruptions of COVID-19).

●

The Company’s franchisees and licensees opened one domestic Rocky Mountain Chocolate Factory location and one Rocky Mountain Chocolate Factory and Cold Stone Creamery® co-branded location during the three months ended August 31, 2021.

SECOND QUARTER OPERATING RESULTS

Total revenue increased 48.8 percent to $7.9 million during the three months ended August 31, 2021 compared to $5.3 million during the three months ended August 31, 2020.

Total factory sales increased 47.5 percent to $5.2 million in the three months ended August 31, 2021 compared to $3.5 million in the three months ended August 31, 2020. The increase was primarily due to a 75.3 percent increase in sales of product to our network of franchised and licensed retail stores partially offset by a 40.5 percent decrease in shipments of product to customers outside the network of franchised retail stores. Purchases by the Company’s largest customer, Edible Arrangements LLC (“Edible”), during the three months ended August 31, 2021 were approximately $313,000, or 4.0% of the Company’s revenues, compared to $615,000, or 11.5% of the Company’s revenues during the three months ended August 31, 2020. The increase in sales of product to our network of franchised and licensed retail stores was primarily the result of the COVID-19 pandemic and the associated public health measures in place during the three months ended August 31, 2020, which significantly reduced traffic in our stores. During the three months ended August 31, 2021 many of the disruptions experienced as a result of the COVID-19 pandemic were no longer impacting our network of franchised and licensed retail stores and many of our locations had returned to, or exceeded, pre-pandemic levels. During the six months ended August 31, 2021, certain disagreements arose between RMCF and Edible related to the strategic alliance and ecommerce agreements resulting in continuing discussions, the result of which are not currently determinable. There can be no assurance historical revenue levels will be indicative of future revenues.

Retail sales increased to $782,600 in the three months ended August 31, 2021 compared to $495,400 in the three months ended August 31, 2020 as a result of all of our Company-owned stores being open during the three months ended August 31, 2021 compared to the reduced operation of all of our Company-owned stores for much of the three months ended August 31, 2020. The limited operations of our Company-owned stores in the prior year period was the result of the COVID-19 pandemic and the associated public health measures in place during the three months ended August 31, 2020. As of August 31, 2021, all Company-owned stores had substantially resumed operations following COVID-19 related closure and restrictions.

Royalty and marketing fees increased 53.6 percent to $1.9 million in the three months ended August 31, 2021 compared to $1.3 million in the three months ended August 31, 2020, primarily due to the majority of our franchise locations having resumed normal operations during the three months ended August 31, 2021, due to the relaxing of restrictions related to the COVID-19 pandemic and the associated public health measures in place during the three months ended August 31, 2020 as well as the rollout of vaccines. Complete lists of stores and cafés currently in operation are available on the Company’s websites at www.rmcf.com and www.u-swirl.com. Same store sales at domestic franchise locations increased 14.2 percent during the three months ended August 31, 2021 when compared to the three months ended August 31, 2019 (the most recent comparable period prior to the business disruptions of COVID-19).

Franchise fees decreased 36.0 percent to $47,100 in the three months ended August 31, 2021 compared to $73,600 in the three months ended August 31, 2020.

Operating income increased from $119,000 in the three months ended August 31, 2020 to operating income of $258,000 during the three months ended August 31, 2021.

Net income increased from $76,000, or $0.01 per basic and diluted share in the three months ended August 31, 2020 to net income of $197,000, or $0.03 per basic and diluted share in the three months ended August 31, 2021.

Adjusted EBITDA (a non-GAAP measure defined later in this release) increased from $573,000 in the three months ended August 31, 2020 to $1.6 million in the three months ended August 31, 2021.

SIX-MONTH OPERATING RESULTS

Total revenue increased 93.3 percent to $15.5 million during the six months ended August 31, 2021 compared to $8.0 million during the six months ended August 31, 2020.

Total factory sales increased 81.1 percent to $10.2 million in the six months ended August 31, 2021 compared to $5.6 million in the six months ended August 31, 2020. The increase was primarily due to a 135% increase in sales of product to our network of franchised and licensed retail stores partially offset by a 24.4% decrease in shipments of product to customers outside our network of franchised retail stores. Purchases by the Company’s largest customer, Edible, during the six months ended August 31, 2021 were approximately $797,000, or 5.1% of the Company’s revenues, compared to $949,000, or 11.8% of the Company’s revenues during the six months ended August 31, 2020. During the six months ended August 31, 2021, certain disagreements arose between RMCF and Edible related to the strategic alliance and ecommerce agreements resulting in continuing discussions, the result of which are not currently determinable. There can be no assurance historical revenue levels will be indicative of future revenues.

Retail sales increased 130.2 percent to $1.6 million in the six months ended August 31, 2021 compared to $683,000 in the six months ended August 31, 2020. This increase in retail sales was primarily due to all of our Company-owned stores being open during the six months ended August 31, 2021 compared to the closure or limited operations of all of our Company-owned stores for much of the six months ended August 31, 2020. The closure or limited operations of our Company-owned stores in the prior year period was the result of the COVID-19 pandemic and the associated public health measures in place during the six months ended August 31, 2020. As of August 31, 2021 all Company-owned stores had substantially resumed full operations following COVID-19 related closure.

Royalty and marketing fees increased 129.8 percent to $3.6 million in the six months ended August 31, 2021 compared to $1.6 million in the six months ended August 31, 2020, primarily due to the majority of our franchise locations having resumed normal operations during the six months ended August 31, 2021, due to the relaxing of restrictions related to the COVID-19 pandemic and the associated public health measures in place during the six months ended August 31, 2020 as well as the rollout of vaccines. The Company’s franchisees and licensees opened one domestic Rocky Mountain Chocolate Factory location and one Rocky Mountain Chocolate Factory and Cold Stone Creamery® co-branded location during the six months ended August 31, 2021. Complete lists of stores and cafés currently in operation are available on the Company’s websites at www.rmcf.com and www.u-swirlinc.com.

Franchise fees decreased 19.8 percent to $103,000 in the six months ended August 31, 2021 compared to $129,000 in the six months ended August 31, 2020, as a result of a decrease in revenue resulting from the closure of franchise location and the associated recognition of revenue in the six months ended August 31, 2020, with no comparable closures during the six months ended August 31, 2021 and fewer franchise stores in operation and the associated recognition of revenue over the term of the franchise agreement. .

Operating income increased from an operating loss of $(4.7) million in the six months ended August 31, 2020 to operating income of $904,000 in the six months ended August 31, 2021.

Net income increased to $777,000, or $0.13 per basic share and $0.12 per diluted share, in the six months ended August 31, 2021, compared to a net loss of $(3.6) million, or $(0.59) per basic and diluted share, in the six months ended August 31, 2020.

Adjusted EBITDA (a non-GAAP measure defined later in this release) increased from a loss of $(3.5) million in the six months ended August 31, 2020 to adjusted earnings of $2.7 million in the six months ended August 31, 2021.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, stock-based compensation expenses, costs associated with non-recurring expenses (which include costs associated with Company-owned store closures, proxy contest and related matters) to GAAP income from operations.

This non-GAAP financial measure may have limitations as an analytical tool, and this measure should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. Management uses adjusted EBITDA because it believes that adjusted EBITDA provides additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods, non-cash charges and variations in the effective tax rate among periods. Management believes that adjusted EBITDA is useful to investors because it provides a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, management uses adjusted EBITDA as a measure of performance only in conjunction with GAAP measures of performance such as income from operations and net income. Reconciliations of this non-GAAP measure to its most comparable GAAP measure are included below.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of October 15, 2021, the Company, its subsidiaries and its franchisees and licensees operated 331 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 39 states, South Korea, Qatar, the Republic of Panama, and The Republic of The Philippines. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “RMCF.”

Forward-Looking Statements

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These forward-looking statements involve various risks and uncertainties. The nature of the Company's operations and the environment in which it operates subjects it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. The statements, other than statements of historical fact, included in this press release are forward-looking statements. Many of the forward-looking statements contained in this press release may be identified by the use of forward-looking words such as "will," "intend," "believe," "expect," "anticipate," "should," "plan," "estimate," "potential," or similar expressions. Factors which could cause results to differ include, but are not limited to: the impact of the COVID-19 pandemic and global economic conditions on the Company’s business, including, among other things, online sales, factory sales, retail sales and royalty and marketing fees, the Company’s liquidity, the Company’s cost cutting and capital preservation measures, achievement of the anticipated potential benefits of the strategic alliance with Edible, the ability to provide products to Edible under the strategic alliance, Edible's ability to increase the Company’s online sales through the agreements with Edible, the outcome of legal proceedings initiated against Immaculate Confections, the operator of RMCF locations in Canada, changes in the confectionery business environment, seasonality, consumer interest in the Company's products, general economic conditions, the success of the Company's frozen yogurt business, receptiveness of the Company's products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company's co-branding strategy, the success of international expansion efforts and the effect of government regulations. Government regulations which the Company and its franchisees and licensees either are, or may be, subject to and which could cause results to differ from forward-looking statements include, but are not limited to: local, state and federal laws regarding health, sanitation, safety, building and fire codes, franchising, licensing, employment, manufacturing, packaging and distribution of food products and motor carriers. For a detailed discussion of the risks and uncertainties that may cause the Company's actual results to differ from the forward-looking statements contained herein, please see the section entitled "Risk Factors" contained in Item 1A. of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2021, as amended by Amendment No. 1 on Form 10-K/A filed on June 28, 2021. Additional factors that might cause such differences include, but are not limited to: the length and severity of the current COVID-19 pandemic and its effect on among other things, factory sales, retail sales, royalty and marketing fees and operations, the effect of any governmental action or mandated employer-paid benefits in response to the COVID-19 pandemic, and the Company’s ability to manage costs and reduce expenditures in the current economic environment and the availability of additional financing if and when required. These forward-looking statements apply only as of the date hereof. As such they should not be unduly relied upon for more current circumstances. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that might reflect events or circumstances occurring after the date of this press release or those that might reflect the occurrence of unanticipated events.

For Further Information, please contact

Rocky Mountain Chocolate Factory, Inc. (970) 375-5678

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	the three months ended	Stores open as of
	August 31, 2021	August 31, 2021
United States
Rocky Mountain Chocolate Factory
Franchise Stores	1	157
Company-Owned Stores	0	2
Cold Stone Creamery	1	96
International License Stores	0	5
U-Swirl
Franchise Stores	0	67
Company-Owned Stores	0	3
International License Stores	0	1
Total	2	331

During fiscal year 2021, the Company initiated formal legal proceedings against Immaculate Confections (“IC”), the operator of RMCF locations in Canada. In its complaint, the Company alleged, among other things, that IC has utilized the Company’s trademarks and other intellectual property without authority to do so and that IC has been unjustly enriched by their use of the Company’s trademarks and intellectual property.

In June 2021 a court order was issued declaring the original 1991 Development Agreement for Canada between RMCF and IC had expired. In September 2021, the Company and IC reached a Settlement Agreement (the “IC Agreement”) whereby the parties agreed to a six months negotiation period to explore alternative solutions. During the six-month period IC will continue to operate locations as Rocky Mountain Chocolate Factory. The IC Agreement contains provisions that would require IC to de-identify its locations if a solution is not reached. As of the date of this press release, IC operates 49 locations in Canada. During the six months ended August 31, 2020 and 2021 the Company did not recognize any revenue from locations operated by IC in Canada.

SELECTED BALANCE SHEET DATA

(in thousands)

(unaudited)

	August 31, 2021	February 28, 2021
Current Assets	$15,205	$12,777
Total Assets	27,418	24,951
Current Liabilities	5,023	3,780
Total Liabilities	7,404	5,984
Stockholder's Equity	$20,014	$18,967

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended August 31,		Three Months Ended August 31,
	2021	2020	2021	2020
Revenues
Factory sales	$5,161	$3,498	65.1%	65.7%
Royalty and marketing fees	1,935	1,260	24.4%	23.7%
Franchise fees	47	74	0.6%	1.4%
Retail sales	783	495	9.9%	9.3%
Total Revenues	7,926	5,327	100.0%	100.0%

Costs and expenses
Cost of sales	4,072	3,054	51.4%	57.3%
Franchise costs	737	451	9.3%	8.5%
Sales and marketing	406	409	5.1%	7.7%
General and administrative	1,864	788	23.5%	14.8%
Retail operating	440	330	5.6%	6.2%
Depreciation and amortization, exclusive of depreciation and amortization expense of $158 and $158 included in cost of sales, respectively	149	176	1.9%	3.3%
Costs associated with Company-owned store closures	-	-	0.0%	0.0%
Total Costs and Expenses	7,668	5,208	96.7%	97.8%

Income from operations	258	119	3.3%	2.2%

Other income (expense)
Interest expense	-	(23)	0.0%	-0.4%
Interest income	2	5	0.0%	0.1%
Gain on insurance recovery	-	-	0.0%	0.0%
Other Income, net	2	(18)	0.0%	-0.3%

Income before income taxes	260	101	3.3%	1.9%

Provision for income taxes	63	25	0.8%	0.5%

Consolidated net income	197	76	2.5%	1.4%

Basic Earnings Per Common Share	$0.03	$0.01
Diluted Earnings Per Common Share	$0.03	$0.01

Weighted Average Common Shares Outstanding	6,123,861	6,066,034

Dilutive Effect of Employee Stock Awards	167,591	219,043

Weighted Average Common Shares Outstanding, Assuming Dilution	6,291,452	6,285,077

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Six Months Ended August 31,		Six Months Ended August 31,
	2021	2020	2021	2020
Revenues
Factory sales	$10,202	$5,633	65.7%	70.1%
Royalty and marketing fees	3,642	1,585	23.5%	19.7%
Franchise fees	103	129	0.7%	1.6%
Retail sales	1,573	683	10.1%	8.5%
Total Revenues	15,520	8,030	100.0%	100.0%

Costs and expenses
Cost of sales	8,618	5,937	55.5%	73.9%
Franchise costs	1,289	872	8.3%	10.9%
Sales and marketing	819	883	5.3%	11.0%
General and administrative	2,709	3,968	17.5%	49.4%
Retail operating	884	649	5.7%	8.1%
Depreciation and amortization, exclusive of depreciation and amortization expense of $310 and $316 included in cost of sales, respectively	297	362	1.9%	4.5%
Costs associated with Company-owned store closures	-	69	0.0%	0.9%
Total Costs and Expenses	14,616	12,740	94.2%	158.7%
		-
Income (loss) from operations	904	(4,710)	5.8%	-58.7%

Other income (expense)
Interest expense	-	(47)	0.0%	-0.6%
Interest income	7	11	0.0%	0.1%
Gain on insurance recovery	167	-	1.1%	0.0%
Other Income, net	174	(36)	1.1%	-0.4%

Income (loss) before income taxes	1,078	(4,746)	6.9%	-59.1%

Provision for income taxes (benefit)	301	(1,155)	1.9%	-14.4%

Consolidated net income	777	(3,591)	5.0%	-44.7%

Basic Earnings (Loss) Per Common Share	$0.13	$(0.59)
Diluted Earnings (Loss) Per Common Share	$0.12	$(0.59)

Weighted Average Common Shares Outstanding	6,121,147	6,062,443

Dilutive Effect of Employee Stock Awards	169,434	-

Weighted Average Common Shares Outstanding, Assuming Dilution	6,290,581	6,062,443

GAAP RECONCILIATION

ADJUSTED EBITDA

(in thousands)
(unaudited)

	Three Months Ended August 31,
	2021	2020	Change
GAAP: Income from Operations	$258	$119	116.8%
Depreciation and Amortization	306	335
Stock-Based Compensation Expense	124	143
Costs associated with non-recurring expenses (1)	907	(24)
Non-GAAP, adjusted EBITDA	$1,595	$573	178.4%

	Six Months Ended August 31,
	2021	2020	Change
GAAP: Income (loss) from Operations	$904	$(4,710)	n/m
Depreciation and Amortization	606	678
Stock-Based Compensation Expense	270	287
Costs associated with non-recurring expenses (1)	917	274
Non-GAAP, adjusted EBITDA	$2,697	$(3,471)	n/m

(1) Non-recurring expenses include costs associated with Company-owned store closures and contested proxy costs.